As filed with the Securities and Exchange Commission on July 18, 2017

Registration No. 333-218950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YogaWorks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7299	47-1219105
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5780 Uplander Way

Culver City, California 90230

(310) 664-6470

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rosanna McCollough

Chief Executive Officer

YogaWorks, Inc.

5780 Uplander Way

Culver City, California 90230

(310) 664-6470

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 (213) 485-1234	Kurt Donnell, Esq. Executive Vice President and General Counsel YogaWorks, Inc. 5780 Uplander Way Culver City, California 90230 (310) 664-6470	Christopher C. Paci, Esq. Ann Lawrence, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 (212) 335-4500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	5,750,000	$14.00	$80,500,000.00	$9,330.00

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes offering price of any additional shares that the underwriters have the option to purchase.
(2)	The registrant previously paid this amount in connection with prior filings of its Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement is being filed for the purpose of including an updated opinion of Latham & Watkins LLP as Exhibit 5.1 and consent of Latham & Watkins LLP as Exhibit 23.2. No changes have been made to the prospectus constituting Part I of the Registration Statement, and, therefore, it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$9,330
FINRA filing fee	12,575
Exchange listing fee	150,000
Printing and engraving expenses	318,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	325,000
Transfer agent and registrar fees	8,000
Miscellaneous expenses	177,095

Total	$2,000,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes the board of directors of a corporation to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred. Our amended and restated bylaws will also provide that we must pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in any such action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following list sets forth information as to all securities we have sold since January 1, 2014, which were not registered under the Securities Act.

1.	In July 2014, in connection with formation of YogaWorks, Inc., we issued 10,000 shares of preferred stock for the aggregate principal amount of $50,479,317 and 67,491 shares of common stock for the aggregate principal amount of $9,000. The preceding information gives effect to the 1-for-10 reverse stock split and the 1-for-1.333520 reverse stock split.
2.	On March 24, 2017, in connection with the recapitalization transactions described in the accompanying prospectus, we did the following transactions:

a.	issued 7,426,169 shares of our common stock in exchange for 10,000 shares of our outstanding preferred stock, at a conversion rate of $8.40 for each share of common stock issued; and
b.	issued 1,407,632 shares of our common stock, at a conversion price of $8.40 per share of common stock, in exchange for all of the 2015 GHP Convertible Notes.

The preceding information gives effect to the 1-for-10 reverse stock split and the 1-for-1.333520 reverse stock split.

3.	On March 27, 2017, we issued the 2017 GHP Convertible Notes in the aggregate principal amount of $3.2 million, which are convertible, at the option of the holder, into shares of our common stock at a conversion price of $8.40 per share of common stock. The preceding information gives effect to the subsequent 1-for-1.333520 reverse stock split of our common stock to be effected prior to the effectiveness of this registration statement.
4.	On or after March 24, 2017, we granted stock options and stock awards to employees, directors and consultants under our 2014 Plan, covering an aggregate of 1,444,388 shares of common stock at a weighted average exercise price of $8.40 per share. Of these, options covering an aggregate of 155,794 shares were cancelled without being exercised. The preceding information gives effect to the subsequent 1-for-1.333520 reverse stock split of our common stock to be effected prior to the effectiveness of this registration statement.
5.	Prior to March 24, 2017, we granted stock options and stock awards to employees, directors and consultants under our 2014 Plan, covering an aggregate of 833 shares of common stock at a weighted average exercise price of $9.20 per share. Of these, options covering an aggregate of 389 shares were cancelled without being exercised and options to purchase 3 shares were exercised. The preceding information gives effect to the 1-for-10 reverse stock split of our common stock that occurred in March 2017 and a subsequent 1-for-1.333520 reverse stock split of our common stock to be effected prior to the effectiveness of this registration statement.
6.	Prior to March 24, 2017, we sold an aggregate of 6,294 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of approximately $17,873 upon the exercise of stock options and stock awards and individual issuances of stock. The preceding information gives effect to the 1-for-10 reverse stock split of our common stock that occurred in March 2017 and a subsequent 1-for-1.333520 reverse stock split of our common stock to be effected prior to the effectiveness of this registration statement.
7.	On or after March 24, 2017, we sold an aggregate of 1,499 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of approximately $13,800 upon the exercise of stock options and stock awards and individual issuances of stock. The preceding information gives effect to the 1-for-10 reverse stock split of our common stock that occurred in March 2017 and a subsequent 1-for-1.333520 reverse stock split of our common stock to be effected prior to the effectiveness of this registration statement.

We claimed exemption from registration under the Securities Act for the issuance of securities in the transaction described in paragraph (1) above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering.

We claimed exemption from registration under the Securities Act for the issuance of securities in the transaction described in paragraph (2) above under Section 3(a)(9) of the Securities Act.

We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraph (3) by virtue of Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (1) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (2) appropriate legends were affixed to the securities issued in such transactions.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (4), (5) and (6) above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.
(b)	Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Culver City, California, on the 18th day of July, 2017.

YOGAWORKS, INC.

By:	/s/ Vance Chang
Vance Chang
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rosanna McCollough, Vance Chang and Kurt Donnell, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of YogaWorks, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Rosanna McCollough	President & Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2017

/s/ Vance Chang Vance Chang	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 18, 2017

* Peter L. Garran	Director	July 18, 2017

* Michael A. Kumin	Director	July 18, 2017

* Michael J. Gerend	Director	July 18, 2017

* Brian Cooper	Director	July 18, 2017

*By:	/s/ Vance Chang Vance Chang Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1#	Form of Underwriting Agreement.

3.1#	Third Amended and Restated Certificate of Incorporation, currently in effect.

3.2#	Form of Fourth Amended and Restated Certificate of Incorporation, to be in effect prior to the consummation of this offering.

3.3#	Bylaws, currently in effect.

3.4#	Form of Amended and Restated Bylaws, to be in effect prior to the consummation of this offering.

4.1#	Form of Common Stock Certificate.

5.1	Opinion of Latham & Watkins LLP.

10.1#	Loan Agreement, dated July 24, 2015, by and among YWX Holdings, Inc., Whole Body, Inc., Deerpath Funding, LP, and the other parties thereto.

10.2#	First Amendment to Loan Agreement, dated December 23, 2015, by and among YWX Holdings, Inc., Whole Body, Inc., Deerpath Funding, LP, and the other parties thereto.

10.3#	Second Amendment to Loan Agreement, dated March 27, 2017, by and among YWX Holdings, Inc., Whole Body, Inc., Deerpath Funding, LP, and the other parties thereto.

10.4+#	YWX Holdings, Inc. 2014 Stock Option and Grant Plan.

10.5+#	Form of Stock Option Agreement under the 2014 Stock Option and Grant Plan.

10.6+#	Form of Restricted Stock Agreement under the YWX Holdings, Inc. 2014 Stock Option and Grant Plan.

10.7+#	YogaWorks, Inc. 2017 Incentive Award Plan.

10.8+#	Form of Stock Option Agreement under the YogaWorks, Inc. 2017 Incentive Award Plan.

10.9+#	Form of Indemnification Agreement.

10.10+#	Employment Agreement, dated as of March 27, 2017, by and between Whole Body, Inc. and Rosanna McCollough.

10.11+#	Employment Agreement, dated as of March 27, 2017, by and between Whole Body, Inc. and Vance Chang.

10.12+#	Employment Agreement, dated as of March 27, 2017, by and between Whole Body, Inc. and Suzanne Dawson.

10.13+#	Employment Agreement, dated as of March 27, 2017, by and between Whole Body, Inc. and Kurt Donnell.

10.14#	Note Purchase Agreement, dated March 27, 2017, by and among YWX Holdings, Inc., Great Hill Equity Partners V, L.P. and Great Hill Investors, LLC.

10.15#	Subordinated Convertible Promissory Note, dated March 27, 2017, by and among YWX Holdings, Inc. and Great Hill Equity Partners V, L.P.

10.16#	Subordinated Convertible Promissory Note, dated March 27, 2017, by and among YWX Holdings, Inc. and Great Hill Investors, LLC.

10.17+#	YogaWorks, Inc. Non-Employee Director Compensation Program.

10.18+#	Form of Restricted Stock Unit Agreement under the YogaWorks, Inc. 2017 Incentive Award Plan.

1

Exhibit Number	Exhibit Description

21.1#	List of Subsidiaries of the Registrant.

23.1#	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (see page II-6).

#	Previously filed.

+	Management contract or compensatory plan or arrangement.

2